Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications and Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro and Boston Scientific Announce the Settlement of Their Ongoing Intellectual Property Litigations

Parties Reach an Agreement that Concludes Outstanding Intellectual Property Disputes

REDWOOD CITY, California – August 1, 2022 – Nevro Corp. (NYSE: NVRO) and Boston Scientific Corp. (NYSE: BSX) announced today that they have reached a settlement in their ongoing intellectual property litigations that gives Boston Scientific the freedom to operate using the features and capabilities embodied in its current line of products for frequencies below 1,500 Hz, and gives Nevro the freedom to operate using the features and capabilities embodied in its current line of products.

Nevro will grant Boston Scientific a worldwide, non-exclusive, non-transferable license to practice paresthesia-free therapy at frequencies below 1,500 Hz and a covenant not to sue for any features embodied in any current Boston Scientific products for frequencies below 1,500 Hz. Boston Scientific also will grant Nevro a worldwide, non-exclusive, non-transferable license under Boston Scientific’s asserted patent families and a covenant not to sue for any features embodied in any current Nevro products.

This settlement concludes all of the existing litigations between Nevro and Boston Scientific, and includes a net payment from Boston Scientific to Nevro of $85 million.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 80,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic trunk and limb pain and painful diabetic neuropathy.

Senza®, Senza II®, and Senza Omnia™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

Senza, Senza II, Senza Omnia, HFX, HXF Coach, HFX Cloud, HFX Connect, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

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